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                                                                   EXHIBIT 99.0

[The following material is incorporated by reference to pages 7 through 18 (inclusive) from the Registrants form of Prospectus filed pursuant to Rule 424(b) on March 8, 2000]

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING SHARES IN THIS OFFERING.

                         RISKS RELATED TO OUR BUSINESS

OUR NEWLY INTRODUCED PRODUCTS AND SERVICES MAKE IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

    iPrint.com was incorporated in August 1996, and to date we have generated limited revenues. Most of our revenues were generated in the last two quarters. In January 1997, we began Internet-enabled printing services for the short-run, mass market sector, which is characterized by orders that can be printed in a short time and in relatively small quantities. Newly introduced products and print services represent a significant source of our revenues. Therefore, we have only a limited operating history with our technology, process, logistics and customers. As a result, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. We will encounter risks and difficulties that early stage companies frequently encounter in new and rapidly evolving and competitive markets. These risks include expanding the number of certified commercial print vendors and improving our technological and logistical connections to these vendors. If we do not successfully address these risks, our business will be seriously harmed.

WE HAVE NOT BEEN PROFITABLE. WE HAVE AN ACCUMULATED DEFICIT OF $15.9 MILLION AS OF DECEMBER 31, 1999 AND MAY NOT EVER BE ABLE TO ACHIEVE PROFITABILITY.

    Our failure to significantly increase our revenues will seriously harm our business and operating results. We incurred net losses of $700,000 in 1997, $2.3 million in 1998 and $13.4 million in 1999. As of December 31, 1999, we had an accumulated deficit of $15.9 million. To become profitable, we must significantly increase our revenues by obtaining new customers and generating additional revenues from existing customers, control our costs and improve our gross margins. We may not be able to sustain our recent growth rates in revenues. For 1999, shipping and handling fees and barter transactions accounted for approximately 31% of our revenues. In fact, we may not have any revenue growth, and our revenues could decline. Moreover, we expect to significantly increase our operating expenses in connection with:

    - increasing our advertising and special promotions; and

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    - continuing to develop our services and technologies.

As a result, we expect to incur significant losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE PUBLIC'S EXPECTATIONS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We compete primarily in the short-run, mass market printing industry. We have recently begun offering special custom quote printing services, which are characterized by small numbers of orders from larger customers. These orders may vary widely in dollar amount. Repeat print business depends on the customers' satisfaction with the services provided. As a result, we cannot predict the amount and profitability of the print services we will provide in a given period. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. If our operating results fall below the public's expectations in some future quarter or quarters, the market price of our common stock will likely fall.

WE PLAN TO INCREASE OUR OPERATING EXPENSES AND IF OUR REVENUES DO NOT INCREASE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

    We plan to increase our operating expenses to expand our sales and marketing operations, fund greater levels of research and development, develop new relationships with destination websites to increase traffic to our website, expand our facilities and increase our professional services and support capabilities. If our revenues do not increase along with these expenses, our business could be seriously harmed. In addition, we incur expenses based in part on expectations of our future revenues, and if our expenses do not generate the revenues we anticipate, our operating results will suffer.

IF WE FAIL TO INCREASE THE NUMBER OF OUR CUSTOMERS THROUGH SUCCESSFUL MASS EMAILINGS, OR FAIL TO SATISFACTORILY FULFILL THEIR PRINT ORDERS, OUR BUSINESS WILL SUFFER.

    Our business depends on successful mass emailing to increase the number of customers and on satisfactory fulfillment of print orders that our customers place. Our operating results may fluctuate significantly if we are unable to obtain quality email lists or deliver quality printed products in any given quarter.

BARTER TRANSACTIONS HAVE ACCOUNTED FOR A SIGNIFICANT PORTION OF OUR REVENUES IN 1999 AND IF THESE REVENUES ARE DISCONTINUED OR DO NOT RECUR, THE PRICE OF OUR STOCK MAY FALL.

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    For 1999, barter transactions accounted for approximately 10% of our revenues. These revenues may be discontinued at any time or may not recur in future periods, which could cause the price of our stock to fall.

CHANGES IN OUR REVENUE RECOGNITION POLICIES AND PROCEDURES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our operating results may be adversely affected by our revenue recognition policies and procedures. These policies and procedures may evolve or change over time based upon applicable accounting standards and how these standards are interpreted. For example, in October 1999, the SEC asked the Emerging Issue Task Force of the Financial Accounting Standards Board to address accounting issues related to electronic commerce companies. These issues include accounting treatments of barter transactions, free or heavily discounted products and shipping and handling costs. Resolution of these issues could have a material adverse effect on the presentation of our operating results.

ANY DECLINE IN REVENUES GENERATED FROM OUR IPRINT.COM, MARKETING RELATIONSHIP AND CO-LABELED WEBSITES OR FROM OUR SPECIALIZED PRINT SERVICES WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    The printing services we offer on our iPrint.com, marketing relationship and co-labeled websites and our specialized print services accounted for substantially all of our revenues in 1998 and 1999. We anticipate that the services we offer on these websites will continue to generate substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, the printing services we offer on those websites and through custom quotes, or the failure of these services to achieve broad market acceptance, would seriously harm our business.

BECAUSE THE MARKET FOR OUR INTERNET-ENABLED PRINTING SERVICES IS AT AN EARLY STAGE, A LARGE NUMBER OF PRINT BUYING CUSTOMERS DO NOT KNOW ABOUT AND MAY NOT USE OUR SERVICES.

    Our success depends on a significant number of print buying customers knowing about and regularly using our services. The market for Internet-enabled printing services is at an early stage of development. Many of our customers will be addressing issues such as quality, reliability, billing, delivery and customer service, for the first time in a self service, Internet-based print creation and ordering environment. We must educate these potential customers on the use and benefits of our self-service website. Educating potential customers is a complex, time consuming and expensive process. In many cases, organizations must change established business practices and conduct business in new ways to use our services. If significant numbers of print buying customers are not willing to change the method by which they use printing services, our business may fail.

IF WE ARE UNABLE TO ATTRACT CUSTOMERS WHO HAVE LONG-STANDING RELATIONSHIPS WITH TRADITIONAL PRINT VENDORS TO OUR WEBSITES, OUR BUSINESS COULD BE HARMED.

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    To succeed, we must attract new customers, many of whom may have personal and long-standing relationships with traditional print and design shops, catalog vendors and office supply chain and stationery stores. If we are unable to attract customers to our websites for their printing needs, our revenues will not grow and our stock price will decline. Traditional print and design shops have many advantages which we cannot offer our customers, including physical proximity and the ability to store and maintain designs, negatives or print plates on our premises. In addition, there are disadvantages relating to online print services, including not speaking face-to-face with a company service representative, needing a computer that is connected to the Internet, and requiring a credit card or purchase order to make purchases. Catalog vendors and office supply chains may be more convenient for customers that also want to purchase non-printed products, such as office furniture. Office supply chains and stationery stores may also have better brand recognition than us.

IF OUR PROMOTIONAL EFFORTS ARE NOT SUCCESSFUL, OUR BUSINESS WILL FAIL.

    Our success depends upon our ability to acquire customers through promotions and convert them into repeat paying customers. If we cannot convert a substantial number of these promotional customers into repeat paying customers, our business will fail. Direct business promotions are the most important vehicle we use to acquire customers. These promotions may include providing a product, such as a mailing label, to a customer for free, or only charging the customer a shipping and handling fee, in order to introduce that customer to our products and services. To expand our business and our customer base, we intend to continue to offer business promotions.

    Because we only recently began acquiring customers through aggressive business promotions, we cannot assure you that our strategy of achieving customer and revenue growth will be successful. For this strategy to succeed, we must:

    - create compelling business promotions;

    - find qualified customer lists in sufficient quantities and at reasonable prices; and

    - process and fulfill orders for the products that the business promotions generate.

    We cannot predict whether using aggressive business promotions will allow us to grow rapidly enough to recover the large investments we have made, and must continue to make, in our promotional programs, systems and technologies. Our business model depends on rapidly acquiring customers to grow our revenues and achieve profitability. If our business promotions do not attract a substantial number of new customers, our revenues may not grow and we may not be profitable.

ANY FAILURE ON THE PART OF OUR OUTSIDE COMMERCIAL PRINT VENDORS TO FULFILL OUR ORDERS IN A TIMELY AND COST-EFFECTIVE MANNER COULD SERIOUSLY HARM OUR BUSINESS.

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    We depend on outside commercial print vendors to print and fulfill our customers' orders. Any failure on the part of these vendors to fulfill our orders in a timely and cost-effective manner could seriously harm our business. To date, we have only certified approximately 15 commercial print vendors to fulfill our orders. Our certification process entails onsite evaluation and analysis, including extensive testing, of the commercial print vendor's existing equipment, print processes, print quality, workflow management systems and turnaround times. We do not have long-term contracts with any of them. If one or more of our commercial print vendors failed to satisfactorily fulfill our customers' orders, or if the customer orders we receive significantly increased and our vendors did not have the capacity to fulfill those orders, we would be required to find and qualify additional commercial print vendors. In that event, because it typically takes us between four and eight weeks to certify and integrate a commercial print vendor into our business, we may be delayed in fulfilling our customers' orders, which may cause us to lose customers and hurt our business. Furthermore, if our commercial print vendors increase the prices they charge us, our selling prices or our margins will be adversely affected, which may make us less competitive and harm our business.

    Because we do not own any inventory, we rely on our commercial print vendors to maintain an adequate stock of raw materials needed to create our products. Any failure of these commercial print vendors to maintain adequate inventory could result in delays in product delivery and customer dissatisfaction. This in turn could harm our business.

FOR SEVERAL PRODUCTS WE HAVE CERTIFIED ONLY ONE COMMERCIAL PRINT VENDOR, AND IF THAT PRINT VENDOR STOPPED PRINTING THESE PRODUCTS, WE MIGHT NOT BE ABLE TO FULFILL OUR CUSTOMERS' ORDERS.

    For several of the products we offer, for example, full color business cards, we have certified only one commercial print vendor. If that vendor were to stop printing these products, and we were unable to certify a new vendor in a timely manner, we would be unable to fulfill our customers' orders for these products. Any failure to fulfill our customers' orders will harm our business.

A FAILURE BY OUTSIDE DELIVERY SERVICES TO TIMELY DELIVER OUR CUSTOMERS' ORDERS COULD SERIOUSLY HARM OUR BUSINESS.

    We depend on outside delivery services, including the United States postal service, Federal Express and U.P.S., to deliver print orders to our customers. These delivery services have failed in the past, and may fail in the future, to deliver print orders to our customers on a timely basis. Any failure on the part of these outside services to deliver our orders in a timely and cost-effective manner could seriously harm our business.

IF WE ARE UNABLE TO ENHANCE OUR IPRINT.COM AND RELATED WEBSITES ON A TIMELY AND COST-EFFECTIVE BASIS, OR IF THESE ENHANCEMENTS DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, WE WILL BE UNABLE TO GROW, WE WILL MISS MARKET OPPORTUNITIES AND OUR BUSINESS WILL BE SERIOUSLY HARMED.

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    If we are unable to enhance our iPrint.com, marketing relationship, co-labeled or private-labeled websites on a timely and cost-effective basis, or if these enhancements do not achieve widespread market acceptance, we will be unable to grow, we will miss market opportunities and our business will be seriously harmed. Similarly, if we do not make timely and cost-effective improvements to our other technologies and processes, our business will suffer. The life cycles of our enhancements, and the rate at which our websites and processes must be able to accomodate increased volume and products offered, are difficult to predict because we operate in a new and emerging market that is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products and services, from both the traditional printing industry and the Internet and software commerce sector, that employ new technologies and standards could render our existing products or services obsolete and unmarketable.

    For example, our technology that enables our customers to compose their printed designs in electronic format is written in the software language C++. If a new software language, such as Java, becomes standard in the printing industry, we may need to rewrite this technology in another software language to remain competitive. Any need to rewrite our technology would be costly and could result in significant interruptions to our business.

    To be successful, we must offer products and services that keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve broad market acceptance. In our efforts to develop these types of products and services, we may:

    - not be able to timely or cost-effectively develop and market them;

    - encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services; or

    - experience difficulties that could delay or prevent the successful development, introduction and adoption of these new products and services.

IF WE FAIL TO ADEQUATELY MAINTAIN AND ENHANCE THE COMPUTER AND
TELECOMMUNICATIONS INFRASTRUCTURE REQUIRED TO SUPPORT OUR IPRINT.COM AND RELATED WEBSITES, OUR BUSINESS WILL SUFFER.

    The performance of our iPrint.com and related websites depends on the operation of our computer and telecommunications equipment. We are responsible for the operation of this equipment and have not retained any third-party companies to maintain or support our equipment. All of our network operations equipment is located in our Redwood City, California facility, and we do not have any backup or redundant equipment located at an offsite or third party location. If we fail to adequately maintain and enhance our network operations center, our iPrint.com and related websites may not be available to our customers. Any system failure, including any network, software or hardware failure, that interrupts or increases the response

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time on our websites could decrease customer usage of our services and damage our reputation. In addition, damage to our computer and telecommunications infrastructure from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events may seriously disrupt our service and devastate our business, particularly since we do not have backup facilities at another location. On one occasion, a telecommunications cable on which our services depend was cut, which disrupted our services for a business day.

OUR WEBSITES AND THE SERVICES WE OFFER MAY NOT FUNCTION IF WE ARE UNABLE TO OBTAIN AND MAINTAIN LICENSES TO THIRD-PARTY SOFTWARE AND APPLICATIONS.

    We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our iPrint.com and other websites to perform key functions. The functionality of our websites depends on our ability to integrate third-party software into our technology. The third-party software may not continue to be available to us on commercially reasonable terms, or at all, it may not be reliable or it may not support emerging industry standards on which our technology relies. Our inability to obtain reliable licensed software on commercially reasonable terms could disrupt or delay our ability to offer key services and products or force us to limit the features of our websites. Either alternative could seriously harm our business and operating results.

OUR WEBSITES, TECHNOLOGIES AND PROCESSES MAY CONTAIN UNDETECTED ERRORS OR DEFECTS WHICH COULD CAUSE OUR WEBSITES TO CRASH OR LIMIT THEIR CAPACITY.

    Our websites, and the technologies and processes that support them, are complex and may contain undetected errors or failures when we first introduce or revise them. These errors or failures may cause our websites to fail and result in loss of, or delay in, market acceptance of our products and services. We routinely discover software errors in new releases of our technologies and processes after their introduction. We may in the future discover errors, including year 2000 errors and limitations in the ability of our websites to handle increased volumes of traffic, in current or future releases after the commencement of the commercial release. In addition, a delay in the commercial release of any future version of the iPrint.com, marketing relationship, co-labeled or private-labeled websites, technologies or processes could seriously harm our business.

WE MUST INCREASE BRAND AWARENESS TO COMPETE EFFECTIVELY. WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL TO INCREASE OUR BRAND AWARENESS, AND THE COSTS OF OUR EFFORTS MAY EXCEED THE ASSOCIATED BENEFITS OF A STRONG BRAND.

    We have not yet established a nationally-known brand and we believe that establishing and maintaining a strong brand name is crucial to the success of our business. Not only may a strong brand attract and expand our customer base, it also provides important competitive advantages, especially as competition increases. We will require substantial resources to promote our brand name, and we cannot guarantee that we will succeed or that the benefits associated with brand

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creation will outweigh the risks and costs associated with brand name establishment. We anticipate that spending on advertising and promotions could range between $5.5 million and $20 million over the next twelve months, depending on our results of operations and other factors, including the promotional efforts of our competitors, the effectiveness of alternative campaigns, and our assessment of the advantages of devoting resources to promoting our different products and channels. In addition, we may be unable to raise the additional capital which may be necessary to effectively establish our brand name and the costs of our efforts may exceed the associated benefits of a strong brand. Any failure to develop a strong brand name may materially hurt our chances of success.

OUR SPECIALIZED PRINT SERVICES BUSINESS MAY HAVE A MORE VOLATILE REVENUE STREAM THAN OUR SELF-SERVICE BUSINESS.

    We are at an early stage in developing our specialized print services business. Because of the unique nature of this business, our revenue from these projects is unpredictable. This unpredictability may make forecasting revenue more difficult. If we are unable to meet earnings expectations because of these revenue fluctuations, our stock price may fall.

REPRINTS-DUE-TO-ERROR MAY HAVE A GREATER IMPACT ON OUR SPECIALIZED PRINT SERVICES BUSINESS.

    Because our specialized print services involves projects with may have higher order values than is typical in our self-service businesses, any reprint-due-to-error will have a greater impact on our results of operations than a reprint-due-to-error from our self-service operations.

OUR LIMITED EXPERIENCE IN PROVIDING QUOTES FOR OUR SPECIALIZED PRINT SERVICES COULD INCREASE OUR RISK OF COST OVERRUNS.

    We have limited experience in providing quotes for our specialized print services. We may not adequately reflect the costs of such printing services in our quotes. If we fail to adequately assess the costs of these services, it would harm our results of operations.

OUR PRIVATE-LABELED BUSINESS IS AT AN EARLY STAGE OF DEVELOPMENT AND ITS SUCCESS DEPENDS ON OPTIMIZING THE MANAGEABILITY AND ENHANCING THE FEATURES AND OFFERINGS OF OUR PRIVATE-LABELED WEBSITES, AND ON WORKING WITH THOSE COMPANIES THAT ARE PART OF OUR PRIVATE-LABELED BUSINESS TO PROMOTE OUR SERVICES.

    We have only recently developed our private-labeled website business strategy. The terms of the relationships that we have entered into have been heavily negotiated and are likely to vary significantly in the future. Our future revenue growth from these websites depends on our ability to:

    - optimize the manageability of our private-labeled websites;

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    - enhance the features and offerings of our private-labeled websites so that these services achieve widespread commercial acceptance; and

    - work with those businesses with whom we have a private-labeled relationship to promote our services on their websites.

    If we are unable to accomplish any of the foregoing, our private-labeled websites may not succeed, and our revenues from that source may not grow.

WE EXPECT REVENUES FROM OUR PRIVATE-LABELED BUSINESS TO BE CONCENTRATED IN A RELATIVELY SMALL NUMBER OF COMMERCIAL AND QUICK PRINTERS AND THE LOSS OF ANY SIGNIFICANT ONE COULD HARM OUR BUSINESS.

    We may attract only a small number of commercial and quick printers to participate in our private-labeled program. Currently, we depend on our agreements with the four commercial and quick printers that currently participate in our private-labeled program. We derived 11% of our revenues from private-labeled relationships in 1999. These four printers may terminate their agreements with us for a variety of reasons, including our bankruptcy and if we materially breach or default on the terms of the agreement. In addition, the four printers may elect to terminate their agreements with us at any time by providing us advance notice of their intent to do so. Currently, with one of our four commercial and quick printers, we are operating under the terms of an agreement that has expired and which, by its terms, does not automatically renew. We had an agreement with Kinkos regarding its participation in our private-labeled program. However, in January 2000, Kinkos notified us that it was terminating this agreement with us for convenience, and we expect to face competition from Kinkos in the future. A significant decline in revenues from any one of these printers will adversely affect the success of our private-labeled business. The revenues we derive from our private-labeled business may not be enough to maintain and enhance our private-labeled program, which will cause it to fail.

BECAUSE THE COMMERCIAL AND QUICK PRINTERS THAT PARTICIPATE IN OUR
PRIVATE-LABELED PROGRAM MANAGE THEIR OWN PRICING AND PROMOTIONAL ACTIVITIES, THEY MAY UNDERPRICE OR INADEQUATELY PROMOTE OUR SERVICES OR PRICE THEIR PRODUCTS LOWER THAN WE PRICE THE SAME PRODUCTS ON OUR WEBSITES, WHICH COULD HARM OUR BUSINESS.

    We allow the commercial and quick printers that participate in our private-labeled program to manage their own pricing and promotional activities. As a result, these printers may inadequately promote our services or price their products lower than we price the same products on our websites, which could harm our business.

IF WE ARE UNABLE TO RETAIN OUR CURRENT KEY PERSONNEL, OUR BUSINESS MAY BE
HARMED.

    Our future performance depends on the continued service of our senior management team, in particular Royal P. Farros, our president and chief executive officer. The loss of the services of

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one or more of our senior management team could seriously harm our business. We do not have employment agreements with most of our senior management team. If one or more of our senior management team were to resign, the loss could result in loss of sales, delays in new product development and diversion of management resources.

BECAUSE COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN PERSONNEL, WHICH COULD IMPACT THE DEVELOPMENT AND ACCEPTANCE OF OUR PRODUCTS AND SERVICES.

    Our success depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for qualified personnel in these areas is intense. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Many of our existing management personnel have been employed at iPrint.com for less than a year, including our chief financial officer and chief marketing officer. We may fail to attract and retain qualified personnel, which could have a negative impact on our business.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY, AND WE MAY LOSE CUSTOMERS.

    We depend on our ability to develop and maintain the proprietary aspects of our technology. Our proprietary rights with respect to our iPrint.com and related websites may not prove viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software or code exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD BE TIME CONSUMING AND EXPENSIVE FOR US TO DEFEND.

    Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to offer our printing services on our websites. For example, from time to time we receive notices claiming that our technology infringes patents held by third parties. When we receive these notices, we evaluate whether or not we believe that we infringe a valid patent. Third parties could assert, and it may be found, that our technologies infringe their proprietary rights. We could incur substantial costs to defend any litigation, and intellectual property litigation could force us to do one or more of the following:

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    - cease using key aspects of our technology that incorporates the challenged intellectual property;

    - obtain a license from the holder of the infringed intellectual property right; and

    - redesign some or all of our websites.

In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH CAN CAUSE
DILUTION.

    We expect that we will need to seek additional funding in the future. We may need to raise additional funds in the next 12 months to fund additional expansion, develop new or enhanced services, respond to competitive pressures or make acquisitions. We do not know if we will be able to obtain additional financing on favorable terms, if at all. In addition, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

             RISKS RELATED TO THE PRINTING INDUSTRY AND THE INTERNET

THE PRINTING INDUSTRY IS VERY COMPETITIVE, AS IS THE NEWLY EMERGING ELECTRONIC COMMERCE BUSINESS. WE FACE INTENSE COMPETITION FROM TRADITIONAL AND NEW PLAYERS IN THIS INDUSTRY. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL FAIL.

    The printing industry is intensely competitive. Competitors in the traditional printing industry are numerous and competitors in both the traditional and online printing industries vary in size and scope and in the breadth of the products and services they offer. Competition in the short-run printing market is intense and we expect this intensity of competition to dramatically increase in the future. While most of these traditional printers are independent, some are owned by large consolidators such as Taylor Corporation. In the online printing industry, we face direct competition from traditional printing shops such as Taylor Corporation and Discount Labels, that have developed online websites that provide many of the same services we provide, and we expect to face competition from Kinkos in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. If we cannot compete successfully against our current and future competitors, our business will fail.

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ORDERING PRINTED PRODUCTS OVER THE INTERNET IS RELATIVELY NEW AND IF BUSINESSES
DO NOT ADOPT THE INTERNET AS A COMMERCE TOOL, OUR OPERATIONS WILL FAIL.

    If businesses do not use the Internet as a commerce tool, our revenues will not grow and our operating results will suffer. Because print procurement on the Internet is in its infancy, it is difficult to estimate the size and growth of this market, if any. To date, many businesses have been deterred from using the Internet to procure goods and services for a number of reasons, including concerns relating to:

    - security,

    - quality of service,

    - product quality,

    - reliability,

    - billing,

    - Internet connection, and

    - delivery of products.

    Even if the Internet becomes a standard tool that businesses regularly use, it may not be effective or reach broad market acceptance for obtaining printing services.

TECHNOLOGY ADVANCEMENTS COULD ADVERSELY AFFECT OR REDUCE THE DEMAND FOR OUR PRODUCTS AND SERVICES, WHICH WOULD HARM OUR BUSINESS.

    Technological innovations are common in the printing industry, especially given the rapid advancement of computer and communications technologies. Home printing systems are yielding more professional results which may reduce demand for offset and thermographic, or raised ink, professional printing. Information previously distributed on paper is now being distributed electronically in an almost effortless fashion. As technology further enables and enhances these alternative communication methods, our business may suffer if we experience a corresponding decrease in demand for our products and services.

POTENTIAL IMPOSITION OF GOVERNMENTAL REGULATION ON ELECTRONIC COMMERCE AND LEGAL UNCERTAINTIES COULD LIMIT OUR GROWTH.

    The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and operating results. Few laws or regulations currently directly apply to

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access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services, and intellectual property ownership. The application of existing laws to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation is uncertain. Numerous state and local representatives have expressed a desire to impose taxes on sales over the Internet to consumers and businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 has generally imposed a moratorium through October 2001 on the imposition of some kinds of consumer-related taxes, other than sales or use taxes, in connection with Internet access and Internet-related sales. After this moratorium expires and if no further legislation is adopted by Congress, state and local taxing authorities will be free to impose these taxes on sales of goods and services over the Internet, which could substantially hinder the growth of Internet-based commerce, including sales of our products and services.

                         RISKS RELATED TO THE OFFERING

OUR STOCK PRICE MAY BE VOLATILE WHICH MAY LEAD TO LOSSES BY INVESTORS.

    Before this offering, there has not been a public market for our common stock and the trading price of our common stock may decline below the initial public offering price. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. If you purchase shares of common stock, an active trading market may not develop and you may not be able to resell those shares at or above the initial public offering price. In addition, the stock market has, and the market prices of securities of electronic commerce companies in particular have, experienced extreme volatility. These market fluctuations may cause our stock price to fall regardless of our performance.

OUR INVESTMENT OF THE NET PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    We plan to use approximately 6%, or $2.4 million, of the proceeds for capital expenditures primarily associated with the expansion and placement of our network operations center in a secure location separate from our corporate headquarters and for lease commitments. We believe the remainder will be used for working capital, including approximately 59%, or $23.9 million, for sales and marketing expenses, approximately 20%, or $8.1 million, for general and administrative expenses and approximately 15%, or $6.1 million, for product development expenses. This allocation is preliminary and is subject to change based upon market conditions, the effectiveness of our marketing campaigns and other factors. We may use the proceeds in ways with which you do not agree or that prove to be disadvantageous to our stockholders. We may not be able to invest the proceeds of this offering in our operations or external investments to yield a favorable return.

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AFTER THIS OFFERING, OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS, WHOSE INTERESTS MAY CONFLICT WITH YOURS, WILL CONTROL APPROXIMATELY 69.6% OF OUR OUTSTANDING COMMON STOCK.

    Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own approximately 69.6% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over or merging with us. We also plan to reserve up to 5% of the shares offered in this offering under a directed share program in which our executive officers, directors, principal stockholders, employees, business associates and related persons may be able to purchase shares in this offering at the initial public offering price. This program may further increase the amount of stock held by persons whose interests are closely aligned with management's interests.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    The following provisions of our certificate of incorporation and bylaws, and of Delaware law could limit the price that investors might be willing to pay in the future for shares of our common stock.

    Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

    - the issuance of preferred stock without any vote or further action by the stockholders;

    - the elimination of the right of stockholders to act by written consent without a meeting;

    - the elimination of cumulative voting in the election of directors; and

    - the division of our board of directors into three classes, with each class serving a staggered three-year term.

Provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions prevent us from engaging, under limited circumstances, in a merger or sale of more than 10% of our assets, with a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an owner of 15% or more of our outstanding voting stock unless:

    - the transaction is approved by the board before the date the interested stockholder attained that status;

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    - upon the closing of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or after the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

THERE ARE A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    Sales of substantial numbers of shares of our common stock in the public market after this offering, or the perception that sales may be made, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of December 31, 1999, following this offering, we will have 28,906,748 shares of common stock outstanding or 29,581,748 shares if the underwriters' over-allotment is exercised in full. Of these, 18,453,258 shares will become available for sale 180 days following the date of this prospectus upon the expiration of lock-up agreements, subject to the restrictions imposed by the federal securities laws on sales by affiliates. Credit Suisse First Boston Corporation, however, may waive the lock-up restrictions at its sole discretion without notice. Credit Suisse First Boston Corporation may choose to waive the lock-up restrictions based on market conditions, the then-current stock price and other factors the selection of which are at its sole discretion. In addition, another 5,953,490 shares will be available for sale, subject to the restrictions of Rule 144, after September 30, 2000.

WE HAVE GRANTED STOCK OPTIONS AT A SIGNIFICANTLY LOWER PRICE THAN THE OFFERING PRICE OF OUR COMMON STOCK, WHICH MAY CAUSE AN INVESTOR TO SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    As of December 31, 1999, we had granted options that were outstanding to purchase an aggregate of 1,593,348 shares of common stock at exercise prices between $0.01 and $4.86 per share, which is significantly lower than the issue price of the common stock sold in this offering. If you purchase common stock in this offering and these options are exercised, you will suffer substantial dilution in the book value per share of your shares of our common stock.

WE RECENTLY SOLD STOCK AT A SIGNIFICANTLY LOWER PRICE THAN THE OFFERING PRICE OF OUR COMMON STOCK.

    In September 1999, we sold 5.9 million shares of preferred stock at a price per share of $3.36. Accordingly, if you purchase common stock in this offering, you will pay significantly more per share than the price at which we most recently sold our preferred stock.

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